                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT



                                     BETWEEN



                                O.I. CORPORATION



                                       AND



                          GENERAL ANALYSIS CORPORATION


                          DATED AS OF JANUARY 20, 1999

                                TABLE OF CONTENTS

                                    ARTICLE I

                                 INTERPRETATION
                                 --------------
Section 1.1   Defined Terms.......................................................................................1
Section 1.2   Sections and Headings...............................................................................5
Section 1.3   Schedules and Exhibits..............................................................................5

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS
                           ---------------------------

Section 2.1   Asset Purchase......................................................................................5
Section 2.2   Excluded Assets.....................................................................................7
Section 2.3   Unassignable Contracts..............................................................................7

                                   ARTICLE III

                                 PURCHASE PRICE
                                 --------------

Section 3.1   Purchase Price......................................................................................8
Section 3.2   Payment on Execution of this Agreement..............................................................8
Section 3.3   Payment on Closing Date.............................................................................8
Section 3.4   Post-Closing Payments...............................................................................8
Section 3.5   Allocation of Purchase Price........................................................................9
Section 3.6   Costs...............................................................................................9

                                   ARTICLE IV

                        ASSUMPTION OF CERTAIN LIABILITIES
                        ---------------------------------

Section 4.1   Assumption of Certain Liabilities by the Purchaser.................................................10
Section 4.2   No Other Obligations Assumed.......................................................................11
Section 4.3   Product Liability Obligations......................................................................11

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER
                  --------------------------------------------

Section 5.1   Organization.......................................................................................11

Section 5.2    Authorization.....................................................................................11
Section 5.3    No Other Agreements to Purchase or Option.........................................................12
Section 5.4    No Violation......................................................................................12
Section 5.5    Sufficiency of the Assets.........................................................................12
Section 5.6    Products Relating to the Business.................................................................12
Section 5.7    Year 2000 Compliance..............................................................................13
Section 5.8    Intellectual Property.............................................................................13
Section 5.9    Insurance.........................................................................................13
Section 5.10   No Expropriation..................................................................................13
Section 5.11   Agreements and Commitments........................................................................13
Section 5.12   Compliance with Laws; Governmental Authorization..................................................14
Section 5.13   Consents and Approvals............................................................................14
Section 5.14   Financial Statements; Books and Records...........................................................14
Section 5.15   Absence of Changes................................................................................14
Section 5.16   Non-Arm's Length Transactions.....................................................................15
Section 5.17   Taxes.............................................................................................16
Section 5.18   Litigation........................................................................................16
Section 5.19   Environmental.....................................................................................16
Section 5.20   Good Title........................................................................................17
Section 5.21   Customers and Suppliers...........................................................................17
Section 5.22   Warranties and Discounts..........................................................................17
Section 5.23   Equipment.........................................................................................18
Section 5.24   Employee Plans....................................................................................18
Section 5.25   Collective Agreements.............................................................................18
Section 5.26   Employees.........................................................................................19
Section 5.27   No Liabilities....................................................................................19
Section 5.28   Partnerships or Joint Ventures....................................................................19
Section 5.29   Lack of Restriction...............................................................................19
Section 5.30   Representations as to Inventory...................................................................19
Section 5.31   Representations as to Product Design..............................................................20
Section 5.32   Open Orders.......................................................................................20
Section 5.33   Full Disclosure...................................................................................20

                                   ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
                 -----------------------------------------------
Section 6.1   Organization.......................................................................................20
Section 6.2   Authorization......................................................................................21
Section 6.3   No Violation.......................................................................................21
Section 6.4   Consents and Approvals.............................................................................21

                                   ARTICLE VII

              SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES
              -----------------------------------------------------

Section 7.1   Survival of Representations and Warranties of the Seller...........................................21
Section 7.2   Survival of Representations and Warranties of the Purchaser........................................22
Section 7.3   Survival of Covenants..............................................................................22
Section 7.4   Outstanding Claims.................................................................................22

                                  ARTICLE VIII

                                    COVENANTS
                                    ---------

Section 8.1   Use of Name........................................................................................22
Section 8.2   Competition........................................................................................22
Section 8.3   Financial Statements...............................................................................22

                                   ARTICLE IX

                              CONDITIONS OF CLOSING
                              ---------------------
Section 9.1   Conditions of Closing in Favor of the Purchaser....................................................23
Section 9.2   Conditions of Closing in Favor of the Seller.......................................................24

                                    ARTICLE X

                     CLOSING DATE AND TRANSFER OF POSSESSION
                     ---------------------------------------

Section 10.1   Transfer..........................................................................................25
Section 10.2   Place of Closing..................................................................................25
Section 10.3   Further Assurances................................................................................25
Section 10.4   Insurance.........................................................................................25

                                   ARTICLE XI

                                 INDEMNIFICATION
                                 ---------------

Section 11.1   Indemnification by the Seller.....................................................................25
Section 11.2   Indemnification by Paul Wilks.....................................................................26
Section 11.3   Indemnification by the Purchaser..................................................................26
Section 11.4   Notice of Claim...................................................................................26
Section 11.5   Direct Claims.....................................................................................27
Section 11.6   Third Party Claims................................................................................27

Section 11.7    Settlement of Third Party Claims.................................................................28
Section 11.8    Cooperation......................................................................................28
Section 11.9    Exclusivity......................................................................................28
Section 11.10   Survival of Indemnification by the Seller........................................................28
Section 11.11   Offset...........................................................................................28

                                   ARTICLE XII

                                  MISCELLANEOUS
                                  -------------
Section 12.1   Notices...........................................................................................29
Section 12.2   Successors and Assignees..........................................................................30
Section 12.3   Best Efforts......................................................................................30
Section 12.4   Counterparts......................................................................................30
Section 12.5   Entire Agreement..................................................................................30
Section 12.6   Applicable Law....................................................................................30
Section 12.7   Severability......................................................................................30
Section 12.8   Amendments and Waivers............................................................................31
Section 12.9   No Third Party Beneficiary........................................................................31
Section 12.10  Survival..........................................................................................31

                             SCHEDULES AND EXHIBITS

Schedule A        Annual Financial Statements
Schedule B        Interim Financial Statements

1.1        Permitted Encumbrances
2.1(a)     GAC Product Line
2.1(b)     Intellectual Property
2.1(c)     Inventories and Inventory Supplies
2.1(d)     Fixed Assets
2.1(e)     Contracts
2.1(f)     Licenses and Permits
2.1(g)     Accounts Receivable
2.1(l)     Telephone Numbers
2.2(c)     Prepaid Expenses
2.2(d)     Specified Excluded Assets
3.3        Payment on Closing Date
3.4        Additional Consideration
3.4(a)     GAC Products
3.4(b)     Disputed Inventory
4.1        Accounts Payable
4.1(c)     Product Warranties
5.10       Agreements and Commitments
5.13       Consents and Approvals
5.15       Absence of Changes
5.16       Non-Arm's Length Transactions
5.18       Litigation
5.19       Environmental
5.21       Customers and Suppliers
5.22       Warranties and Discounts
5.23       Locations of Equipment
5.25       Collective Agreements
5.26       Employees
5.32       Open Orders

Exhibit A         -        Form of Non-Competition Agreement
Exhibit B         -        Form of Creditor Release
Exhibit C         -        Form of General Conveyance and Assignment
Exhibit D         -        Form of Patent Assignment
Exhibit E         -        Form of Trademark Assignment
Exhibit F         -        Form of Promissory Note

                            ASSET PURCHASE AGREEMENT

                  Asset Purchase Agreement (this "Agreement") is entered into as of January 20, 1999, by and between O.I. CORPORATION, a corporation incorporated under the laws of the State of Oklahoma (hereinafter, the "Purchaser"), and GENERAL ANALYSIS CORPORATION, a corporation incorporated under the laws of the State of Connecticut (hereinafter, the "Seller").

                              W I T N E S S E T H:

                  WHEREAS, Seller is engaged in the business (the "Business") of manufacturing, selling and renting proprietary infrared analytical instruments primarily for use as continuous monitoring systems in the environmental and industrial processing and food and beverage industries; and

                  WHEREAS, on the terms and subject to the conditions hereinafter set forth, the Purchaser wishes to purchase from the Seller and the Seller wishes to sell, assign and transfer to the Purchaser, the assets identified in Article II herein (the "Assets");

                  NOW, THEREFORE, in consideration of these premises and of the respective covenants, agreements, representations, warranties and indemnities of the parties herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the Purchaser and the Seller hereby agree as follows:

                                    ARTICLE I

                                 INTERPRETATION

                  Section 1.1 Defined Terms. For the purposes of this Agreement, the following terms shall have the respective meanings set forth below and grammatical variations of such terms shall have corresponding meanings:

                  "Accounts Payable" means, at any specified time, trade payables incurred in the ordinary course of the Business and properly reflected in the books, records and financial statements of the obligor;

                  "Accounts Receivable" means, at any specified time, trade receivables incurred in the ordinary course of the Business and properly reflected in the books, records and financial statements of the Seller;

                  "Additional Consideration" has the meaning and is calculated as set forth in Schedule 3.4;

                  "Affiliate" of a Person means another Person directly or indirectly controlled by, controlling or under common control with such Person. As used in this Agreement, "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise;

                  "Agreement" means this Asset Purchase Agreement together with all amendments made pursuant to the provisions hereof and includes all Schedules and Exhibits attached hereto;

                  "Annual Financial Statements" means the audited financial statements of the Seller's business as it relates to the Business as at, and for the three fiscal years ended June 30, 1998, each consisting of a balance sheet, an income statement, a statement of cash flow, and a statement of Inventories by location, copies of which are annexed hereto as Schedule A;

                  "Assets" has the meaning set forth in Article II;

                  "Associates" means, with respect to a corporation, its Affiliates and the officers, directors, employees, shareholders, agents, successors and assignees of such corporation and each of its Affiliates;

                  "Assumed Liabilities" has the meaning set forth in Section
4.1;

                  "Business" has the meaning set forth in the preliminary statements hereto;

                  "Business Day" means any day (other than a Saturday or a Sunday) on which the main branch of Citibank, N.A. in New York, New York is open for business;

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time;

                  "Claim" means any claim, demand, action, suit or proceeding;

                  "Closing Date" means the date of payment of the Purchase Price as specified in Article III herein;

                  "Contract" means any agreement, indenture, contract, lease, deed of trust, license, option, instrument, purchase order, sales order, bid, tender or other commitment, whether written or oral, including all amendments or supplements thereto;

                  "Creditors" means those certain creditors set forth in
Schedule 3.3;

                  "Direct Claim" has the meaning set forth in Section 11.4;

                  "Effective Time" means the close of business on the Closing Date;

                  "Employees" means Seller's administrative employees and the employees of the Seller engaged in the design, manufacture and sale of the GAC Product Line;

                  "Encumbrance" means any encumbrance, lien, charge, hypothecation, pledge, mortgage, title retention agreement, security interest, adverse claim, exception, restriction, reservation, easement, right of occupation, any matter capable of registration against title, option, right of preemption or privilege, in each case of any kind or nature, or any Contract to create any of the foregoing;

                  "Environmental Laws" means all applicable Laws relating to the protection of the environment, occupational health and safety, industrial hygiene or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance, including CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Resource Compensation and Recovery Act, the Toxic Substances Control Act, the Clean Air Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act and the Hazardous Materials Transportation Act, and comparable state and local equivalents, each as modified and amended from time to time;

                  "Environmental Permits" has the meaning set forth in Subsection 5.19(c);

                  "Equipment" has the meaning set forth in Subsection 2.1(d);

                  "Equipment Sales" has the meaning set forth in Schedule 3.4;

                  "Excluded Assets" has the meaning set forth in Section 2.2;

                  "Final Balance Sheet" has the meaning set forth in Subsection 3.4(b);

                  "Financial Statements" means the Annual Financial Statements and the Interim Financial Statements;

                  "Governmental Charges" has the meaning set forth in Subsection 5.17(a);

                  "GAC Product Line" means all models manufactured and sold by the Seller listed in Schedule 2.1(a);

                  "Hazardous Substance" means and includes any pollutants, contaminants, chemical or industrial toxic or hazardous wastes or substances, oil (including petroleum products, crude oil and any fraction thereof), solid waste, radiation, coal tar, hazardous substance (as defined in Section 101(14) of CERCLA and regulations thereunder), or other material that is toxic or harmful to human health or the environment or the use, treatment, sale, discharge or disposal of which is regulated by a local, state or federal governmental authority charged with protection of health, safety or the environment;

                  "Indemnified Party" has the meaning set forth Section 11.4 and, where appropriate, includes the Associates of the Indemnified Party;

                  "Indemnifying Party" has the meaning set forth in Section
11.4;

                  "Intellectual Property" has the meaning set forth in Subsection 2.1(b);

                  "Interim Financial Statements" means the unaudited financial statements of the Business as at, and for the interim period ended December 31, 1998 consisting of a balance sheet and an income statement, copies of which are annexed hereto as Schedule B;

                  "Inventories" has the meaning set forth in Subsection 2.1(c);

                  "Inventory Supplies" means all parts and consumables used in the process of manufacturing and assembling the GAC Product Line, and all office supplies used in connection with the Business;

                  "Law" means any and all local, municipal, state, federal and foreign statutes, regulations, rules, codes, by-laws and ordinances and the regulations, orders, directives, decisions, judgments, decrees, rules, requirements and policies of any court or administrative or regulatory agency, board, department or commission;

                  "Licenses" has the meaning set forth in Section 5.12;

                  "Losses" means, in respect of any matter, all Claims, losses, damages, liabilities, deficiencies, costs and expenses (including all legal and other professional fees and disbursements), interest, penalties and amounts paid in settlement, arising directly or indirectly as a consequence of such matter;

                  "Net Book Value" means the difference in value between the Assets and the Assumed Liabilities as disclosed on the Final Balance Sheet;

                  "Permitted Encumbrances" includes those liens set forth on
Schedule 1.1;

                  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency of political subdivision thereof;

                  "Purchase Price" has the meaning set forth in Section 3.1;

                  "Purchaser" means O.I. Corporation, a corporation incorporated under the laws of the State of Oklahoma;

                  "Rights" has the meaning set forth in Section 2.3;

                  "Seller" means General Analysis Corporation, a corporation incorporated under the laws of the State of Connecticut.

                  "Third Party" has the meaning set forth in Section 11.6;

                  "Third Party Claim" has the meaning set forth in Section 11.4; and

                  "Time of Closing" means the time of payment of the Purchase Price as contemplated by Article III.

                  Section 1.2 Sections and Headings. The division of this Agreement into Articles, Sections and Subsections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

                  Section 1.3 Schedules and Exhibits. The Schedules and Exhibits attached hereto form part of this Agreement.

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

                  Section 2.1 Asset Purchase. Subject to the terms and conditions hereof, the Seller shall sell, assign and transfer to the Purchaser and the Purchaser shall purchase from the Seller, effective as of the Effective Time, the Assets as defined in this Article II free and clear of all Liens other than Permitted Encumbrances. The Assets shall include the following:

                  (a) GAC Product Line. All models manufactured and sold by the Seller listed in Schedule 2.1(a) (the "GAC Product Line");

                  (b) Intellectual Property. All research and development, trademarks, logos, brand names, part number sequencing, model numbers, trade names, copyrights, patents, computer programs and related source code and E-Prom code, licenses and agreements, software licenses, trade secrets, proprietary manufacturing information and know-how, commercial and technical information, instruction manuals, blueprints, drawings and designs, formulae, processes and technology that relate to the Business (the "Intellectual Property") including, but not limited to those described in Schedule 2.1(b);

                  (c) Inventories and Inventory Supplies. All inventories, including raw materials, work in progress and finished goods, used in connection with the manufacture of the GAC Product Line, including the items described in Schedule 2.1(c) (collectively, the "Inventories") and the Inventory Supplies;

                  (d) Fixed Assets. The machinery, equipment, computers, fixtures, furniture, furnishings and other fixed assets described in
         Schedule 2.1(d) (collectively, the "Equipment");

                  (e) Contracts. All rights under all Contracts listed in
         Schedule 2.1(e), including the full benefit of all existing non-competition agreements in favor of the Seller and relating to the Business. Purchaser shall not assume any rights or obligations under Contracts which are not specifically listed on Schedule 2.1(e);

                  (f) Licenses and Permits. The licenses, permits, approvals, consents, registrations, certificates and other authorizations relating to the Business, whether currently in effect or pending approval or renewal, including those described in Schedule 2.1(f);

                  (g) Accounts Receivable. All Accounts Receivable described in
         Schedule 2.1(g) and the right to collect payment on such Accounts Receivable. Any Accounts Receivable not collected within one year after the Time of Closing shall be offset against any Additional Consideration to be paid pursuant to Section 3.4 hereof and shall be reassigned to the Seller for collection attempts; provided, however, that offsets resulting from a claim compromised by Purchaser shall not be so offset without the reasonable agreement of a representative of Seller;

                  (h) Cash. Any cash on the Seller's balance sheet at the Time of Closing.

                  (i) Books and Records. All books and records relating to the Business (other than those required by law to be retained by the Seller and the corporate minute books of the Seller, copies of which will be made available to the Purchaser upon request), including customer lists, sales records, quotation files, price lists and catalogs, sales literature, equipment and parts lists and descriptions, advertising material, manufacturing data, production records, employee manuals, personnel records of any Employees hired by the Purchaser (provided that each such Employee consents in writing to delivery thereof), Inventory Supply records, Inventory records and correspondence files (access to which will be made available to the Seller upon request) (together with, in the case of any such information that is stored electronically, the media on which the same is stored);

                  (j) Goodwill. All goodwill garnered by the Business in connection with the manufacture and sale of the GAC Product Line, together with all rights to the name "GAC" and related trademarks, logos and any variations thereof;

                  (k) Warranties. Any and all warranties for the benefit of the Seller relating to the Business;

                  (l) Telephone Numbers. All telephone numbers used in connection with the Business as set forth on Schedule 2.1(l) hereto; and

                  (m) Claims. All choses in action and Claims for the benefit of the Seller relating to the Business (including, but not limited to, all Claims against suppliers for damaged or faulty merchandise, Claims relating to any infringement or unauthorized use of Intellectual Property, Claims against insurance carriers with respect to the Business and Claims against customers for goods sold and delivered or for services rendered) that the Seller, within ten days of its receipt of actual notice of any such action or Claim, informs the Purchaser that the Purchaser may pursue in the Seller's stead. If the Seller alone pursues any action or Claim hereunder, any recovery on the same shall belong wholly to the Seller; if the Purchaser pursues any action or Claim under this Subsection 2.1(l), any recovery thereunder shall be divided, after payment of all attorney's fees, between the Purchaser and the Seller in proportion to their relative damages.

                  Section 2.2 Excluded Assets. The Assets to be purchased hereunder shall not include any of the following property and assets (collectively, the "Excluded Assets"):

                  (a) Income Taxes. All income tax installments paid by the Seller and the right to receive any refund of income taxes so paid;

                  (b) Insurance. Any insurance policies maintained by the Seller pertaining to the Business;

                  (c) Prepaid Expenses. Any and all prepaid expenses and deposits. However, prepaid expenses shall not include those expenses listed on Schedule 2.2(c);

                  (d) Specified Excluded Assets. Any and all property and assets described in Schedule 2.2(d) hereof.

                  Section 2.3 Unassignable Contracts. If any rights, benefits or remedies (collectively, the "Rights") under any Contracts to be assigned to the Purchaser hereunder are not assignable by the Seller to the Purchaser without the consent of the other party or parties thereto and such consent is not obtained on or before the Time of Closing, then, upon request of the Purchaser at any time or times after the Closing Date:

                  (a) the Seller shall hold the Rights for the benefit of the Purchaser;

                  (b) the Seller will, at the request and expense and under the direction of the Purchaser, in the name of the Seller or otherwise as the Purchaser shall specify, take all such actions and do all such things as shall, in the opinion of the Purchaser, be necessary or desirable in order that the obligations of the Seller under such Contracts may be performed in a manner such that the value of the Rights shall be preserved and shall inure to the benefit of the Purchaser and such that all moneys receivable under such Contracts may be received by the Purchaser;

                  (c) the Seller will promptly pay over to the Purchaser all such moneys collected in respect of such Contracts; and

                  (d) to the extent permitted by the other party or parties to such Contracts and provided, in the Purchaser's opinion, that it would not be prejudicial to the Purchaser's rights to do so, the Purchaser will perform the obligations under such Contracts on behalf of the Seller and will indemnify the Seller against all Losses incurred in performing such obligations.

                                   ARTICLE III

                                 PURCHASE PRICE

                  Section 3.1 Purchase Price. The purchase price (the "Purchase Price") payable by the Purchaser to the Seller for the Assets shall be $273,134 in cash. The Purchaser has delivered or shall deliver such proceeds, on the behalf of the Seller, directly to the Creditors and shall obtain a full settlement and release from the Creditors of the Seller. The form of such settlement and release shall be substantially as set forth in Exhibit B attached hereto.

                  Section 3.2 Payment on Execution of this Agreement. Simultaneous with the execution of this Agreement, Purchaser shall advance to the Seller $75,000 in cash as a short term loan. In return, the Seller shall give to the Purchaser a promissory note (the "Note") in substantially the form attached hereto as Exhibit F. The Note will be secured by a lien on the Assets in favor of the Purchaser and bear interest at ten percent annually. The Seller will make quarterly payments on the Note over a two year period as described in Exhibit F. The Note will be convertible at the Purchaser's option into ten percent of the Seller's outstanding common stock on or after March 31, 1999 if the Closing Date has not yet occurred. At the Time of Closing, the Note shall be canceled, and the $75,000 will be offset against any payments to be made pursuant to Section 3.4.

                  Section 3.3 Payment on Closing Date. At or prior to the Time of Closing, the Purchaser shall pay to the Creditors, on behalf of the Seller, the amounts disclosed in Schedule 3.3.

                  Section 3.4 Post-Closing Payments. (a) Seller shall also be entitled to receive Additional Consideration as calculated in accordance with
Schedule 3.4. The Additional Consideration shall be calculated by the Purchaser at the end of each calendar year and a statement of that calculation signed by an officer of Purchaser, together with the payment, if any, due to Seller, shall be sent to Seller at the address set forth in Section 12.1 herein. Seller shall have the right, through a representative acceptable to Purchaser or through a mutually agreed upon independent accounting firm, to inspect the Purchaser's books and records in order to verify the calculation of the Additional Consideration. Such inspection shall be at the Seller's expense. Any objections to the calculation of the Additional Consideration which can not be reconciled by Seller and Purchaser within 30 days after such inspection shall be submitted to a mutually agreed upon independent accounting firm to be resolved in accordance with the principles set forth in this Section 3.4. The fees and expenses of the designated accounting firm mentioned above shall be shared equally by Seller and Purchaser.

                  (b) Promptly following the Closing Date (but in any event no later than 60 days after the Closing Date) Seller shall prepare, and Purchaser shall review, a final balance sheet (the "Final Balance Sheet"). In connection with the preparation of the Final Balance Sheet, Seller and Purchaser shall have conducted a physical inspection of the inventory of Seller, and shall have agreed as to the count and valuation (including agreement as to the valuation of excess and obsolete items) of such inventory. To the extent that Seller and Purchaser agree on the value of such inventory, such valuation shall be included on the Final Balance Sheet. To the extent that Seller and Purchaser cannot agree on the valuation of such inventory, such items as to which Seller and Purchaser cannot reach agreement shall be set forth on Schedule 3.4(b), and resolved in accordance with the principles more specifically set forth therein. Any objections to the Final Balance Sheet which can not be reconciled by Seller and Purchaser within 30 days after Purchaser's receipt of the Final Balance Sheet shall be submitted to a mutually agreed upon independent accounting firm to be resolved in accordance with the principles set forth in this
         Section 3.4. The fees and expenses of the designated accounting firm mentioned above shall be shared equally by Seller and Purchaser. In the event that the Net Book Value is less than $273,134, such difference shall be offset against any Additional Consideration payable to Seller in accordance with Schedule 3.4. In the alternative, to the extent that the Net Book Value is greater than $273,134, such difference will be added to the Additional Consideration payable to Seller.

                  Section 3.5 Allocation of Purchase Price. For tax purposes only, the Seller and the Purchaser shall agree on a reasonable allocation of the Purchase Price and report the sale and purchase of the Assets for all federal, state and local tax purposes, in a manner consistent with such allocation. Purchaser shall prepare Internal Revenue Service Form 8594 for the 1998 taxation year and shall provide Seller with an opportunity to review such form prior to filing the form.

                  Section 3.6 Costs. Costs and expenses relating to the transactions contemplated by this Agreement shall be borne and paid as follows:

                  (a) Any sales, use or excise taxes or other transfer taxes not otherwise provided for herein relating to the purchase and sale of the Assets shall be paid by the Seller;

                  (b) All taxes and fees required for compliance with Environmental Laws including discharge, omissions and inspection fees and waste disposal taxes required to be paid on or prior to the Closing Date shall be paid by the Seller;

                  (c) Except as otherwise specifically provided in this Agreement, the Seller and the Purchaser shall bear their own costs and expenses arising out of the negotiation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated herein, including legal and accounting fees and expenses, and the fees and expenses of any consultants and experts, including fees incurred by Seller relating to the services provided;

                                   ARTICLE IV

                              ASSUMPTION OF CERTAIN
                                   LIABILITIES

                  Section 4.1 Assumption of Certain Liabilities by the Purchaser. Subject to the provisions of this Agreement, the Purchaser agrees to assume pay, satisfy, discharge, perform and fulfill, from and after the Closing Date, those certain obligations and liabilities of the Seller referable to any period subsequent to the Closing Date and that arise after the Closing Date under:

                  (a) the Contracts described in Schedule 2.1(e) and the software licenses described in Schedule 2.1(b);

                  (b) the licenses, permits, approvals, consents, registrations, certificates and other authorizations described in Schedule 2.1(f) that are transferable or assignable to the Purchaser;

                  (c) all product warranties guaranteeing repair and/or replacement work on in warranty products in the GAC Product Line sold prior to the Closing Date as disclosed on Schedule 4.1(c), including all costs incurred in repairing or replacing such products; provided, however, that the Seller shall reimburse the Purchaser for 100% of Purchaser's cost under such product warranties. The Purchaser may elect to offset any amounts paid by Purchaser with respect to such warranties against any amounts payable to the Seller pursuant Section 3.4;

as well as all Accounts Payable listed on Schedule 4.1, as updated by the Final Balance Sheet (the foregoing, collectively, the "Assumed Liabilities"). In addition, at the Time of Closing, Purchaser will pay to Sandomar Corporation the amount disclosed in Schedule 4.1. After the Time of Closing, upon a written request of Seller accompanied by the appropriate invoices, Purchaser will advance to Seller an amount not to exceed $25,000 to cover reasonable attorneys' and accountants' fees incurred in connection with the closing of this transaction and the dissolution of each of Seller and

Seller's wholly-owned subsidiary, GAC Asia-Pacific Pte. Ltd. Any amounts advanced to Seller to cover such fees will be offset against the Additional Consideration payable to Seller.

                  Except as set forth in the foregoing provisions of this
Section 4.1, the Purchaser does not assume, and Assumed Liabilities shall not include, any Contracts or obligations that pertain to: the lease, purchase or ownership of real property, any employment Contract or arrangement with any Employee, or any Employee Plan and any Accounts Payable arising after the Time of Closing and any Government Charges relating to activities of the Seller. Unless otherwise specified, all Assumed Liabilities expressly assumed by the Purchaser pursuant to this Section 4.1 shall be paid or discharged in the ordinary course of business when such liabilities become due and payable. The assumption by the Purchaser of the Assumed Liabilities shall not enlarge any rights or remedies of any third party thereunder and the Purchaser shall not be prevented from contesting in good faith any of the Assumed Liabilities. To the extent the Purchaser successfully contests any of the Assumed Liabilities after the completion of the Final Balance Sheet, such amounts, less any costs incurred by Purchaser in contesting the Assumed Liabilities, will be credited to the Additional Consideration pursuant to Section 3.4.

                  Section 4.2 No Other Obligations Assumed. Except as provided in Section 4.1 with respect to the Assumed Liabilities, and without in any way limiting Section 11.1 hereof, the Purchaser expressly disclaims responsibility for, and shall not assume nor be obligated to pay, perform or discharge, and the Seller shall release, and shall pay, perform, discharge and indemnify and hold the Purchaser and its Associates harmless from and against, any and all Losses and obligations, of any nature whatsoever, whether absolute or contingent, known or unknown, arising out of or in connection with ownership of the Assets or the conduct of the Business or the operations of the Seller on or prior to the Closing Date.

                  Section 4.3 Product Liability Obligations. Without in any way limiting Section 4.1 and Section 11.1, the Purchaser shall not assume, and the Seller shall be responsible for and shall indemnify and hold harmless the Purchaser and its Associates from and against, all product liability and similar Claims and obligations respecting products sold or services rendered by the Seller on or prior to the Closing Date, which products or services shall have failed to conform to any applicable express warranty given by the Seller, or implied by Law, in connection therewith.

                                    ARTICLE V

                               REPRESENTATIONS AND
                            WARRANTIES OF THE SELLER

                  The Seller represents and warrants to the Purchaser as follows and acknowledges and confirms that the Purchaser is relying on such representations and warranties in connection with its purchase of the Assets of the Business:

                  Section 5.1 Organization. The Seller is a corporation duly incorporated, organized and validly existing under the laws of the State of Connecticut and has the corporate power to enter into this Agreement and to perform its obligations hereunder. The Seller has the corporate power to own or to lease its property and to carry on its business as now being conducted.

                  Section 5.2 Authorization. This Agreement has been duly authorized, executed and delivered by the Seller and is a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and general equitable principles, whether applied by a court of law or equity.

                  Section 5.3 No Other Agreements to Purchase or Option. No Person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, preemption or Contract) capable of becoming an agreement or option for the purchase from the Seller of any of the Assets.

                  Section 5.4 No Violation. The execution and delivery of this Agreement by the Seller and the consummation of the transactions herein provided for will not:

                  (a) result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Seller under:

                      (i) any Contract to which the Seller is a party or by
                  which the Seller or the properties of the Seller are bound;

                      (ii) any provision of the charter documents or by-laws or
                  resolutions of the board of directors (or any committee thereof) or shareholders of the Seller;

                      (iii) any judgment, decree, order or award of any court,
                  governmental body or arbitrator having jurisdiction over the Seller or any of the properties of the Seller;

                      (iv) any license, permit, approval, consent or
                  authorization necessary to the proper operation of the Business;

                      (v) any applicable Law; or

                  (b) result in the creation or imposition of any Encumbrance on any of the Assets; or

                  (c) require the consent, authorization, notification or approval of any Person (whether pursuant to any Law, Contract or otherwise) in addition to those described in Schedule 5.13.

                  Section 5.5 Sufficiency of the Assets. The Assets to be sold to the Purchaser hereunder constitute all of the assets used in the Business except for the Excluded Assets, and are sufficient to carry on such Business as carried on by the Seller on or prior to the Closing Date. With the exception of Inventory and Inventory Supplies in transit and the Seller's mobile equipment located at or traveling to or from sites in connection with the performance by the Seller of on-going Contracts, all the tangible Assets are situated at the Seller's business address as set forth in Section 12.1 hereof.

                  Section 5.6 Products Relating to the Business. All open customer orders for products in the GAC Product Line can be satisfied with products manufactured in accordance with the design of such products as existing on the Closing Date and with existing manufacturing processes without modification. All products relating to the Business perform, function and operate as represented in published product marketing brochures, product specifications, bids or quotations and customer orders accepted, and the necessary documentation exists including, but not limited to, blueprints, bills of materials, specifications and assembly and test instructions to allow a person of average skill in manufacturing to produce such products.

                  Section 5.7 Year 2000 Compliance. All computer-based information systems, embedded chip systems and software codes utilized in products relating to the Business are capable of functioning in the year 2000 and beyond or are capable of being converted to provide full functionality in the year 2000 and beyond without material expense to the Purchaser.

                  Section 5.8 Intellectual Property. Schedule 2.1(b) sets out all registered or pending Intellectual Property (including particulars of registration or application for registration) and all licenses, registered user agreements and other Contracts that comprise or relate to the Intellectual Property. The Intellectual Property comprises all trade or brand names, business names, trademarks, service marks, copyrights, patents, trade secrets, know how, inventions, designs and other industrial or intellectual property necessary to manufacture and sell the GAC Product Line. The Seller is the beneficial owner of the Intellectual Property and is not a party to or bound by any Contract or any other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects, the Intellectual Property. There are no Encumbrances on any of the Intellectual Property excluding the unregistered trade names and trademarks or on the unregistered trade names and trademarks included in the Intellectual Property. Except as provided in Schedule 2.1(b), no Person has been granted any interest in or right to use all or any portion of the Intellectual Property. The manufacture, sale and use of the products in the GAC Product Line does not infringe the intellectual property rights of any other Person, nor has the Seller received any notice alleging that its conduct, including the use of the Intellectual Property, infringes upon or breaches any intellectual property rights of any other Person, there is no infringement or violation of any of the rights of the Seller in the Intellectual Property. There is no state of facts that casts doubt on the validity or enforceability of any of the Intellectual Property. The Seller has provided to the Purchaser a true and complete copy of all Contracts that comprise or relate to the Intellectual Property.

                  Section 5.9 Insurance. The Seller has insured the Assets against loss or damage by all insurable hazards or risks on a replacement cost basis. Such insurance coverage will be continued in full force and effect to and including the Closing Date.

                  Section 5.10 No Expropriation. No part of the Assets has been taken or expropriated by any federal, state, municipal or other authority, nor has any notice or proceeding in respect thereof been given or commenced, nor is there any intent or proposal to give any such notice or commence any such proceedings.

                  Section 5.11 Agreements and Commitments. Except for the Contracts described in Schedule 2.1(e), the Seller is not a party to or bound by any Contract relating to the Business. The Seller has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not in default or alleged to be in default in respect of, any Contract set forth in Schedule 2.1(e), and all such Contracts are in good standing and in full force and effect, and no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a default under any of the foregoing. The Seller has provided to the Purchaser a true and complete copy of each Contract listed or described in Schedule 2.1(e). Schedule 2.1(e) sets forth a complete list of all service contracts entered into by the Business with its customers.

                  Section 5.12 Compliance with Laws; Governmental Authorization. The Seller has complied with all Laws, including Environmental Laws, applicable to the Business. Schedule 2.1(d) sets out a complete and accurate list of all licenses, permits, approvals, consents, certificates, registrations and authorizations (whether governmental, regulatory or otherwise) (collectively, the "Licenses") held by or granted to the Seller to carry on the Seller's business as it relates to the Business, and there are no other licenses, permits, approvals, consents, certificates, registrations or authorizations necessary to carry on the Seller's business as it relates to the Business or to own or lease any of the Business. Each License is valid and in good standing and, except as disclosed in Schedule 2.1(d). The Seller is not in default or breach of any License and no proceeding is pending or, threatened to revoke or limit any License. The Seller has provided a true and complete copy of each License and all amendments thereto to the Purchaser.

                  Section 5.13 Consents and Approvals. There is no requirement to make any filing with, give any notice to or to obtain any license, permit, certificate, registration, authorization, consent or approval of any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the filings, notifications, licenses, permits, certificates, registrations, consents and approvals described in Schedule 5.13 or that relate solely to the identity of the Purchaser. There is no requirement under any Contract relating to the Business to which the Seller is a party or by which the Seller is bound to give any notice to, or to obtain the consent or approval of, any party to such Contract relating to the assignment of such Contract or consummation of the transactions contemplated by this Agreement, except for the notifications, consents and approvals described in Schedule 5.13.

                  Section 5.14 Financial Statements; Books and Records. The Financial Statements and all of the Seller's books and records are accurate and complete in all material respects. There have been no material changes in the Seller's business that make such Financial Statements and books and records incorrect. The Seller has provided true and complete copies of the Financial Statements to the Purchaser.

                  Section 5.15 Absence of Changes. Except as set forth in
Schedule 5.15, since the date of the Interim Financial Statements, the Seller has carried on its business as it relates to the Business only in the ordinary and normal course consistent with past practice, and there has not been:

                  (a) any material adverse change in the condition (financial or otherwise), assets, liabilities, operations, earnings, business or prospects of the Seller's business as it relates to the Business except as shown in the Interim Financial Statements;

                  (b) any damage, destruction or loss (whether or not covered by insurance) affecting any of the Business;

                  (c) any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Seller in connection with the Business that, under this Agreement, is an Assumed Liability;

                  (d) any license, sale, assignment, transfer, disposition, pledge, mortgage or granting of a security interest or other Encumbrance on or over any Asset, other than sales of Inventory to customers in the ordinary and normal course of business;

                  (e) any purchase commitment in excess of the Seller's requirements for normal operating Inventories and Supply Inventories or at a price higher than the current market price;

                  (f) any sales commitment other than in the ordinary and normal course of business or at a price less than 80% of the prices quoted by the Seller to end users and or on other than customary terms to distributors for the same goods or services as at September 30, 1998, or any failure to satisfy any accepted order for goods or services; or

                  (g) any change in the credit terms offered to customers of, or by suppliers to, the Seller.

                  Section 5.16 Non-Arm's Length Transactions. Except as disclosed in Schedule 5.16, with respect to the Business:

                  (a) the Seller is not a party to any Contract with any officer, director, Employee, shareholder or any other Person not dealing at arm's length with the Seller or any Affiliate of the Seller; and

                  (b) no officer, director, Affiliate or shareholder of the
         Seller:

                           (i) owns, directly or indirectly, any interest in
                  (except for shares representing less than one percent of the outstanding shares of any class or series of any publicly traded company), or is an officer, director, employee or consultant of, any Person that is, or is engaged in business as, a competitor of either of the Seller, or a lessor, lessee, supplier, distributor, sales agent or customer of the Seller;

                           (ii) owns, directly or indirectly, in whole or in
                  part, any property or rights that the Seller uses in its operations; or

                           (iii) has any cause of action or other Claim
                  whatsoever against, or owes any amount to, the Seller, except for any liabilities reflected in the Annual Financial Statements dated June 30, 1998 and Claims in the ordinary course of business for accrued benefits under Employee Plans.

                  Section 5.17   Taxes.

                  For purposes of this Section 5.17, the term "Governmental Charges" means and includes all taxes, customs duties, rates, levies, fees, assessments, reassessments and other charges, together with all penalties, interest and fines with respect thereto, payable to any federal, state, municipal, local or other government or governmental agency, authority, board, bureau or commission, domestic or foreign.

                  The Seller has paid all Governmental Charges that could result in a lien on the Assets and that are due and payable by it on or before the date hereof. Adequate provision was made in the Annual Financial Statements and Interim Financial Statements, respectively, for all Governmental Charges payable in respect of the periods covered thereby. The Seller does not have any liability for Governmental Charges other than those provided for in the Annual Financial Statements dated June 30, 1998 and those arising in the ordinary course of the operation of the Seller's business as it relates to the Business since the date of such Annual Financial Statements.

                  Section 5.18 Litigation. Except as described in Schedule 5.18, there are no actions, suits or proceedings (whether or not purportedly on behalf of the Seller) pending or, threatened against or affecting the Business at law or in equity or before or by any federal, state, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, or before or by an arbitrator or arbitration board. The Seller is not aware of any ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.

                  Section 5.19 Environmental. Schedule 5.19 describes all environmental audits, evaluations, assessments, studies and tests performed in connection with the Business. Except as described in Schedule 5.19, with respect to the Business:

                  (a) the Seller has been and currently is in compliance with all Environmental Laws, including, but not limited to, with respect to Hazardous Substances that have been used, generated, manufactured, handled, processed, distributed, recycled, transferred, received, stored, treated, disposed of, landfilled, transported or in any way released (and no release is threatened) at, on, under, to, or from any property used in the Business;

                  (b) the Seller has not entered into any agreement to assume or retain any obligations, undertakings or liabilities arising out of or relating to Hazardous Substances or compliance with Environmental Laws;

                  (c) the Seller has obtained or applied for all required licenses, permits, approvals, consents, certificates, registrations and other authorizations under Environmental Laws (the "Environmental Permits") to operate its Business, all of which are described in
         Schedule 2.1(f). Each Environmental Permit is valid, existing and in good standing, and Seller is not in default or breach of any Environmental Permit and no proceeding is pending or threatened to revoke or limit any Environmental Permit;

                  (d) the Seller has not received any notice of any violation of, non-compliance with, or remedial obligation under, Environmental Laws;

                  (e) the Seller has not been named as a potentially responsible party under CERCLA, comparable state law or other Environmental Laws requiring corrective or remedial action. Seller has not received any notice, nor is any notice proposed, of any existing or potential investigation, Claim, removal or remedial action under any Environmental Laws; and

                  (f) there has been no exposure of any Person, property, or natural resources to Hazardous Substances or to any other substance for which exposure is limited under any Environmental Laws which exposure has resulted in a Claim against the Seller or which exposure would result in the imposition of liability on the Purchaser for Losses arising from such exposure.

                  Section 5.20 Good Title. The Assets are free and clear of all Liens, other than Permitted Encumbrances.

                  Section 5.21 Customers and Suppliers. Schedule 5.21 sets out all of Seller's customers, including distributors, with respect to the GAC Product Line and, there has been no termination or cancellation of, and no modification or change in, the business relationship of the Seller with any distributor or a material number of customers. There is no reason to believe that the benefits of any relationship with any of its distributors, customers or suppliers will not continue after the Closing Date in substantially the same manner as prior to the date of this Agreement. Except as identified in Schedule 5.21, none of such customers is an Affiliate of the Seller.

                  Section 5.22 Warranties and Discounts. With respect to the GAC Product Line, except as described in Schedule 5.22:

                  (a) the Seller has not given any guarantee or warranty in respect of any of the products it has sold or the services it has provided, except warranties provided in the sale of its products. Copies of the forms of all warranties that remain in effect as of the date hereof are contained in Schedule 5.22;

                  (b) during the period of twelve months prior to the date hereof, no Claims have been made against the Seller for breach of warranty or contract requirement or negligence or for a price adjustment or other concession in respect of any defect in or failure to perform or deliver any products, services or work which had, in any such year, a cost exceeding $1,000 individually;

                  (c) there are no repair Contracts or maintenance obligations in favor of the Seller's customers or users of the Seller's products except obligations incurred in the ordinary course of business and in accordance with the Seller's standard terms, a copy of which has been provided to the Purchaser;

                  (d) Except as listed in Schedule 5.22 the Seller is not subject to any Contract, and has not within twelve months prior to the date hereof entered into any Contract, with any customer that would require the repurchase of any products sold to such customers or adjustment of any price or the granting of any refund, discount or other concession to such customer for products sold or services rendered. To the extent a Contract listed on Schedule 5.22 results in any such repurchase, price adjustment, refund, discount or other concession, such amount shall be offset, pursuant to Schedule 5.22, against the Additional Consideration to be paid to Seller; and

                  (e) with respect to the Assumed Liabilities, the Seller is not required to provide any letters of credit, bonds or other financial security arrangements in connection with any transactions with any suppliers or customers.

                  Section 5.23 Equipment. The Equipment and all other tangible Assets are located at the addresses set forth in Schedule 5.23.

                  Section 5.24 Employee Plans. There are no audits or investigations pending or, to the Seller's knowledge, threatened by any governmental or regulatory agency or authority involving or relating to any Employee Plan and there are no Claims (except for undisputed Claims for benefits payable in the normal operation of the Employee Plans), suits, audits, investigations or other proceedings pending, or to the Seller's knowledge, threatened against any Employee Plan, including any funding medium thereunder, that could give rise to a lien on the Assets nor, to the Seller's knowledge, are there any facts that could give rise to any lien on the Business in the event of any such audit, investigation, Claim, suit or proceeding.

                  Section 5.25 Collective Agreements. Except as described in
Schedule 5.25, the Seller is not a party to any Contracts with any labor union or employee association nor has the Seller made commitments to or conducted negotiations with any labor union or employee association with respect to any future Contracts.

                  Section 5.26 Employees. As of the date hereof, the Seller employed 27 persons.

                  (a) other than as identified in Schedule 5.26, there are no charges, complaints, investigations or litigation by, on behalf of or relating to one or more Employees with respect to alleged employment discrimination, unfair labor practices, equal pay discrimination, affirmative action compliance, breach of contract, employee benefit matters, wrongful discharge or other employment related matters;

                  (b) there are no outstanding investigations, orders or charges against the Seller relating to any Employees or former employees under any applicable health and safety Laws;

                  (c) all levies, assessments and penalties made against the Seller pursuant to any applicable workers' compensation legislation have been paid by the Seller and the Seller has not been reassessed under any such legislation during the past three years; and

                  (d) the Seller shall not hire, attempt to hire or otherwise solicit for hire, for or on its own behalf or for or on behalf of any Person, any Employee for a period of five years from the Closing Date without prior written approval of the Purchaser.

                  Section 5.27 No Liabilities. There are no debts, obligations or liabilities of the Seller or its Affiliates, whether or not accrued, contingent, determined or determinable, in respect of which the Purchaser may become liable on or after the consummation of the transactions herein provided for, other than the Assumed Liabilities.

                  Section 5.28 Partnerships or Joint Ventures. In relation to the Business, the Seller is not a partner or participant in any partnership, joint venture, profit-sharing arrangement or other association of any kind and is not party to any Contract under which the Seller agrees to carry on any part of its business in such manner or by which the Seller agrees to share any revenue or profits of its business with any other Person.

                  Section 5.29 Lack of Restriction. Seller is not, and following the Closing Date Purchaser will not be, limited or restricted in any way in manufacturing or selling products to any

Person or for any use worldwide, except where the general application of U.S. law restricts such sales or manufacture.

                  Section 5.30 Representations as to Inventory. In relation to the Business, all Inventory including finished products, work in progress, and raw materials shall:

                  (a) have been procured, processed and/or assembled by Seller or companies under the control of Seller;

                  (b) conform strictly to the design criteria, specifications (including general specifications and quality requirements), drawings, samples and other descriptions referred to in this Agreement and in publications by Seller regarding the Product Line;

                  (c) be free from defects in design, material and workmanship; and

                  (d) be free and clear of all liens, encumbrances and other claims against title.

                  Section 5.31   Representations as to Product Design.

                  (a) all product designs are free of defects which would prevent products manufactured therefrom from properly performing, functioning, and complying with published specifications and representations as to such products made in any publication by Seller, including sales brochures and other marketing materials, etc.; and

                  (b) each product has adequate manufacturing documentation, including drawings, specifications, manufacturing process descriptions, bill of material, assembly instruction and test procedure so that a worker of average skill in manufacturing will be able to assemble and test such product to conform with published specifications.

                  Section 5.32 Open Orders. Except as disclosed in Schedule 5.32, the Business has no open orders for Inventory Supplies.

                  Section 5.33 Full Disclosure. Neither this Agreement nor any certificate, report, statement or other document delivered or to be delivered to the Purchaser by the Seller in connection with the negotiation of this Agreement or consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE VI

                               REPRESENTATIONS AND
                           WARRANTIES OF THE PURCHASER

                  The Purchaser represents and warrants to the Seller as follows and acknowledges and confirms that Seller is relying on such representations and warranties in connection with its sale of the Assets:

                  Section 6.1 Organization. The Purchaser is a corporation duly incorporated and organized and validly existing under the laws of the State of Oklahoma and has the corporate power to enter into this Agreement and to perform its obligations hereunder.

                  Section 6.2 Authorization. This Agreement has been duly authorized, executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and general equitable principles, whether applied by a court of law or equity.

                  Section 6.3 No Violation. The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions herein provided for will not result in the breach or violation of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Purchaser under:

                  (a) any Contract to which the Purchaser is a party or by which it or its properties is or are bound;

                  (b) any provision of the charter documents or by laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Purchaser;

                  (c) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Purchaser or any of its properties; or

                  (d) any applicable Law.

                  Section 6.4 Consents and Approvals. There is no requirement for the Purchaser to make any filing with, give any notice to or obtain any license, permit, certificate, registration, authorization, consent or approval of, any government or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement.

                                   ARTICLE VII

                             SURVIVAL OF COVENANTS,
                               REPRESENTATIONS AND
                                   WARRANTIES

                  Section 7.1 Survival of Representations and Warranties of the Seller. The representations and warranties of the Seller contained in this Agreement and any agreement, instrument, certificate or other document executed and delivered pursuant hereto shall survive the closing of the transactions contemplated hereby and, notwithstanding such closing and any investigation made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser until: the expiration of the statute of limitations for claims relating to environmental, tax intellectual property or product liability matters occurring prior to the Closing Date and until the fifth anniversary of the Closing Date for all other matters; provided, however, that a claim for any breach by the Seller of any representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentation may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by law.

                  Section 7.2 Survival of Representations and Warranties of the Purchaser. The representations and warranties of the Purchaser contained in this Agreement and any agreement, instrument, certificate or other document executed and delivered pursuant hereto shall survive the closing of the transactions contemplated hereby and, notwithstanding such closing and any investigation made by or on behalf of the Seller, shall continue in full force and effect for the benefit of the Seller until the expiration of the statute of limitations for claims relating to environmental or tax matters occurring prior to the Closing Date and until the fifth anniversary of the Closing Date for all other matters.

                  Section 7.3 Survival of Covenants. The covenants of the Seller and the Purchaser set forth in Article VIII and elsewhere in this Agreement shall survive the closing of the transactions contemplated hereby and, notwithstanding such closing, shall continue in full force and effect for the benefit of the other parties in accordance with the terms thereof.

                  Section 7.4 Outstanding Claims. Any Claim by a party hereunder for breach of a representation, warranty or covenant or indemnification with respect thereto shall be preserved despite the subsequent occurrence of the termination of the applicable survival period hereunder, provided notice of such Claim is given in accordance with Section 11.4 at the time of or prior to the termination of such survival period.

                                  ARTICLE VIII

                                    COVENANTS

                  Section 8.1 Use of Name. The Seller agrees that from and after the Closing Date neither Seller nor any of its Affiliates will use the word "GAC" or any part thereof or any similar words or any acronyms derived therefrom or any of the Sellers intellectual property.

                  Section 8.2 Competition. The Seller acknowledges that, at the Effective Time, it no longer has any right, title or interest in the Assets and agrees to refer all inquiries regarding the Business to the Purchaser. The Seller also agrees that it will not compete with Purchaser or distribute or sell to, or otherwise assist in any way, any Person with regard to any product competitive with the GAC Product Line.

                  Section 8.3 Financial Statements. Seller agrees to promptly provide audited financial statements for the three years ended June 30, 1998 at Seller's cost.

                                   ARTICLE IX

                              CONDITIONS OF CLOSING

                  Section 9.1 Conditions of Closing in Favor of the Purchaser. The sale and purchase of the Assets are subject to the following terms and conditions for the exclusive benefit of the Purchaser, to be performed or fulfilled at or prior to the Time of Closing:

                  (a) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Seller at or before the Time of Closing shall have been complied with or performed, and a certificate of a senior officer of the Seller dated the Closing Date, to that effect shall have been delivered to the Purchaser, such certificate to be in form and substance reasonably satisfactory to the Purchaser;

                  (b) Regulatory Consents. There shall have been given or obtained from all appropriate foreign and domestic federal, state, municipal and other governmental and administrative bodies such notices, licenses, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by the Seller or the Purchaser to permit the change of ownership of the Assets contemplated hereby, including those described in Schedule 5.13, in each case in form and substance reasonably satisfactory to the Purchaser;

                  (c) Contractual Consents. The Seller shall have given or obtained the notices, consents and approvals described in Schedule 5.13, in each case in form and substance reasonably satisfactory to the Purchaser;

                  (d) Non-competition Agreements. Paul Wilks and Don Wilks shall enter into non-competition agreements, substantially in the form attached hereto as Exhibit A, with Purchaser for a period of five (5) years from the date of closing.

                  (e) Release of Creditors. Seller shall have obtained a full settlement and release from the Creditors in substantially the form as set forth in Exhibit B attached hereto;

                  (f) Legal Matters. All actions, proceedings, instruments and documents required to implement this Agreement, or instrumental thereto, and all legal matters relating to the purchase of the Assets, shall have been approved as to form and legality to the reasonable satisfaction of Andrews & Kurth L.L.P., counsel for the Purchaser with no qualifications or exceptions that are not acceptable to the Purchaser;

                  (g) Customer Orders. There shall have been no material change in Seller's backlog from the date of execution of this Agreement to the Time of Closing;

                  (h) Lease. Purchaser shall have entered into an acceptable lease arrangement with the landlord for the property located at 140 Water Street, South Norwalk, Connecticut 06856;

                  (i) Delivery of Documents. Seller shall have delivered to Purchaser duly executed and authorized copies of the (i) General Conveyance and Assignment, (ii) Patent Assignment, and (iii) Trademark Assignment in the forms attached hereto as Exhibits C, D and E respectively.

                  Any such condition may be waived in whole or in part by the Purchaser without prejudice to any claims it may have for breach of covenant, representation or warranty.

                  Section 9.2 Conditions of Closing in Favor of the Seller. The sale and purchase of the Assets are subject to the following terms and conditions for the exclusive benefit of the Seller, to be performed at or prior to the Time of Closing:

                  (a) Covenants. All of the terms, covenants and conditions of this Agreement to he complied with or performed by the Purchaser at or before the Time of Closing shall have been complied with or performed, and a certificate of a senior officer of the Purchaser, dated the Closing Date, to that effect shall have been delivered to the Seller, such certificate to be in form and substance reasonably satisfactory to the Seller; and

                  (b) Regulatory Consents. There shall have been given or obtained from all appropriate foreign and domestic federal, state, municipal and other governmental and administrative bodies such notices, licenses, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by the Seller to permit the change of ownership of the Assets contemplated hereby, in each case in form and substance reasonably satisfactory to the Seller.

                  (c) Legal Matters. All actions, proceedings, instruments and documents required to implement this Agreement, or instrumental thereto, and all legal matters relating to the purchase of the Assets, shall have been approved as to form and legality to the reasonable satisfaction of Tracy B. Ambler, counsel for the Seller with no qualifications or exceptions that are not acceptable to the Seller;

                  Any such condition may be jointly waived in whole or in part by the Seller without prejudice to any claims it may have for breach of covenant, representation or warranty.

                                    ARTICLE X

                          CLOSING DATE AND TRANSFER OF
                                   POSSESSION

                  Section 10.1 Transfer. Subject to compliance with the terms and conditions hereof, the transfer of possession of the Business shall be deemed to take effect as at the Effective Time.

                  Section 10.2 Place of Closing. The closing shall take place at the Time of Closing at the offices of the Business, Norwalk, Connecticut.

                  Section 10.3 Further Assurances. From time to time subsequent to the Closing Date, each party to this Agreement covenants and agrees that it will, upon request and at the expense of the requesting party, promptly execute and deliver all such documents, including all such additional conveyances, transfers, consents and other assurances, and do all such other acts and things as the other party may from time to time reasonably request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

                  Section 10.4 Insurance. As of and from the Closing Date, the Purchaser will insure all of the Assets under its own policies and will not assume any insurance policies of the Seller.

                                   ARTICLE XI

                                 INDEMNIFICATION

                  Section 11.1 Indemnification by the Seller. The Seller agrees to indemnify and hold harmless the Purchaser and its Associates from all losses suffered or incurred by any of them as a result of or arising directly or indirectly out of or in connection with:

                  (a) any breach by the Seller of, or any inaccuracy of any representation or warranty of, the Seller contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto;

                  (b) any breach or non-performance by the Seller of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto;

                  (c) any failure by the Seller to pay, satisfy, discharge, perform or fulfill any liabilities or obligations except for the Assumed Liabilities;

                  (d) any claim by a third party alleging it has any rights to any of the Assets; and

                  (e) the operations of the Seller's business on or prior to the Closing Date including any liabilities or corrective or remedial obligations incurred after the Closing Date pursuant to Environmental Laws that arise out of the conduct of the Seller or any of its predecessors on or prior to the Closing Date.

                  Section 11.2 Indemnification by Paul A. Wilks, Jr.. Paul A. Wilks, Jr. agrees to indemnify and hold harmless the Seller and its Associates from all losses suffered or incurred by any of them as a result of or arising directly or indirectly out of or in connection with:

                  (a) any breach of the representations and warranties relating to environmental compliance, as set forth in Section 5.19 hereof; and

                  (b) any breach of the following representation made by Paul A. Wilks, Jr.: I did not personally, nor as an officer or director of the Seller, take any action, nor am I aware of any actions taken (other than the grant of a security interest to Den Danske Bank to secure borrowings) that would result in a valid claim that the Seller does not have clear title and right to convey such title of the Assets to be conveyed under this Agreement. I did not personally, nor as an officer or director of the Seller, take any action, nor am I aware of any actions taken (other than the grant of a security interest to Den Danske Bank to secure borrowings) that would result in such conveyance constituting a breach or violation of any obligation of the Seller.

                  Section 11.3 Indemnification by Donald K. Wilks. Donald K. Wilks agrees to indemnify and hold harmless the Seller and its Associates from all losses suffered or incurred by any of them as a result of or arising directly or indirectly out of or in connection with: any breach of the following representation made by Donald K. Wilks: I did not personally, nor as an officer or director of the Seller, take any action, nor am I aware of any actions taken (other than the grant of a security interest to Den Danske Bank to secure borrowings) that would result in a valid claim that the Seller does not have clear title and right to convey such title of the Assets to be conveyed under this Agreement. I did not personally, nor as an officer or director of the Seller, take any action, nor am

I aware of any actions taken (other than the grant of a security interest to Den Danske Bank to secure borrowings) that would result in such conveyance constituting a breach or violation of any obligation of the Seller.

                  Section 11.4 Indemnification by the Purchaser. The Purchaser agrees to indemnify and hold harmless the Seller and its Associates from all losses suffered or incurred by any of them as a result of or arising directly or indirectly out of or in connection with:

                  (a) any breach by the Purchaser of or any inaccuracy of any representation or warranty contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto;

                  (b) any breach or non-performance by the Purchaser of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto;

                  (c) any failure by the Purchaser to pay, satisfy, discharge, perform or fulfill any of the Assumed Liabilities; and

                  (d) the operations of the Purchaser's business after the Closing Date including any liabilities or corrective or remedial obligations incurred after the Closing Date pursuant to Environmental Laws that arise out of the conduct of the Purchaser after the Closing Date.

                  Section 11.5 Notice of Claim. In the event that a party (the "Indemnified Party") shall become aware of any Claim in respect of which another party (the "Indemnifying Party") agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall state whether the Claim arises as a result of a Claim by a Person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known. Failure by the Indemnified Party to give notice to the Indemnifying Party pursuant to this Section 11.4 shall not be a waiver of or release the Indemnifying Party from any obligation to indemnify the Indemnified Party except and only to the extent that the Indemnifying Party is materially prejudiced as a result of the failure to receive such notice.

                  Section 11.6 Direct Claims. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have sixty days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such sixty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in accordance with the rules of the American Arbitration Association.

                  Section 11.7 Third Party Claims. With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defense of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defense of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defenses). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnifying Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable Law to make a payment to any Person (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnifying Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnifying Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

                  Section 11.8 Settlement of Third Party Claims. If the Indemnifying Party fails to assume control of the defense of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defense of any Third Party Claim, the Indemnified Party shall not settle any Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnified Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

                  Section 11.9 Cooperation. The Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

                  Section 11.10 Exclusivity. The provisions of this Article shall apply to any Claim for breach of any covenant, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered hereto or any provision hereof or thereof providing an indemnity to one party from another party or parties (other than a Claim for fraud, specific performance or injunctive relief) with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Article XI. Notwithstanding the foregoing provisions of this Section 11.9, the provisions of Sections 11.7 and 11.8 shall not apply to any Third Party Claim against the Purchaser arising pursuant to Section 4.3.

                  Section 11.11 Survival of Indemnification by the Seller. The indemnification provisions provided by the Seller in this Agreement and any Contract, instrument, certificate or other document executed and delivered pursuant hereto shall survive the closing of the transactions contemplated hereby and, notwithstanding such closing and any investigation made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser until the fifth anniversary of the Closing Date.

                  Section 11.12 Offset. Purchaser shall have the right to withhold payments due to Seller by any amounts due to Purchaser, in Purchaser's reasonable discretion, under this Article XI pending a final determination by a mutually agreed upon independent accounting firm of the amounts due to the Purchaser under this Article XI, at which time the excess of the amounts withheld over the amounts determined to be due shall be paid to Seller.

                                   ARTICLE XII

                                  MISCELLANEOUS

                  Section 12.1   Notices.

                  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication, delivered by Federal Express, Network or other overnight courier delivery service, or sent by United States mail, first class, certified or registered, return receipt requested, charges prepaid, addressed as follows:

                  if to the Seller:

                  General Analysis Corporation
                  140 Water Street, Box 528
                  South Norwalk, Connecticut 06856-0528
                  Attention: Jim Bell
                  Telecopier No.: (203) 838-1551
          with copies to:

          Tracy B. Ambler                    or    (by courier)
          P.O. Box 435                             9 Church Hill Rd.
          Redding Ridge, Connecticut  06876        Redding, Connecticut 06896
          Telecopier No: (203) 938-4008

          if to the Purchaser:

          O.I. Corporation
          P.O. Box 9010
          College Station, Texas  77842-9010
          Attention:  William W. Botts
          Telecopier No.:  (409) 690-0440

          with a copy to:

          Andrews & Kurth L.L.P.
          600 Travis, Suite 4200
          Houston, TX  771002
          Attention: David P. Oelman
          Telecopier No.:  (713) 220-4285

          Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing.

          Any party may change its address for notice from time to time by giving notice to the other parties in accordance with this Section 12.1.

          Section 12.2 Successors and Assignees. This Agreement shall inure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors and permitted assignees. No party may assign any of its rights or obligations hereunder without the prior written consent of the other parties.

          Section 12.3 Best Efforts. The parties acknowledge and agree that, for all purposes of this Agreement, an obligation on the part of any party to use its best efforts to obtain any waiver, consent, approval, permit, license or other document shall mean commercially reasonable best efforts and shall not require such party to make any payment to any Person for the purpose of procuring the same, other than payments for amounts due and payable to such Person, payments for incidental expenses incurred by such Person and payments required by any applicable Law.

                  Section 12.4 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

                  Section 12.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

                  Section 12.6 Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH, AND THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF TEXAS AND/OR CONNECTICUT (WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS), AND EACH PARTY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF SUCH STATE AND ALL COURTS COMPETENT TO HEAR APPEALS THEREFROM.

                  Section 12.7 Severability. If any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction from which no further appeal lies or is taken, that provision shall be deemed to be severed here from, and the remaining provisions of this Agreement shall not be affected thereby and shall remain valid and enforceable; provided that, in the event that any portion of this Agreement shall have been so determined to be or becomes invalid or unenforceable (in this Section called the "Offending Portion"), the Seller and the Purchaser shall negotiate in good faith such changes to this Agreement as will best preserve for them the benefits and obligations of such Offering Portion.

                  Section 12.8 Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.

                  Section 12.9 No Third Party Beneficiary. This Agreement is for the benefit of, and may be enforced only by the Seller and the Purchaser and their respective successors and permitted assignees and their Associates with respect to Article XI, and is not for the benefit of, and may not be enforced by, any third party.

                  Section 12.10 Survival. Notwithstanding anything contained herein to the contrary Article XI, and Section 12.6 shall survive the closing of the transactions contemplated hereby and any termination of this Agreement.

                                    * * * * *

                  IN WITNESS WHEREOF, this Agreement has been executed in duplicate originals by the parties.

                                    O.I. CORPORATION



                                    By: /s/ William W. Botts
                                       --------------------------------------
                                          William W. Botts
                                          President and Chief Executive Officer


                                    GENERAL ANALYSIS CORPORATION



                                    By: /s/ W. James Bell
                                       ---------------------------------------
                                          W. James Bell
                                          President


                                    PAUL A. WILKS, JR.
                                          as to Section 11.2



                                     By: /s/ Paul A. Wilks, Jr.
                                        --------------------------------------
                                          Paul A.Wilks, Jr.